EXHIBIT 99

NEWS RELEASE

DATE:   January 27, 2004

RELEASE DATE:                    Immediate

SUMMIT FINANCIAL CORPORATION MARKS 8th
CONSECUTIVE YEAR OF RECORD EARNINGS

GREENVILLE, SC -- Summit Financial Corporation (NASDAQ/Small Cap: SUMM) today announced its 8th consecutive year of record earnings. Net income for the year ended December 31, 2003 was $3.8 million, or $0.79 per diluted share. The 2003 net income was an 11% increase from net income of $3.4 million for 2002, or $0.73 per diluted share. Net income for the fourth quarter of 2003 was $869,000 or $0.18 per diluted share. For the year ended December 31, 2003, return on assets was 1.18%, as compared to 1.19% the prior year, while return on equity was reported at 12.46% for the 2003 year compared to 13.02% for the prior year.
The primary factors in the increased earnings for the year ended December 31, 2003 were the increase in net interest income related to earning asset growth and the continued reduction in cost of funds, the lower provision for loan losses, and the higher gains on sales of securities during 2003. Somewhat offsetting the increase in income is higher overhead expenses, the major component being a loss of $166,000 from the prepayment of higher cost FHLB advances employed as a strategy to reduce future cost of funds.
The Company achieved 14% growth during the year to reach $344.0 million in total assets at December 31, 2003. The growth was driven by a 6% rise in loans to $231.8 million, and a 43% increase in investment securities to $90.9 million as of year end. A portion of the investment growth is related to a $10 million leverage strategy to enhance future earnings and ROE. Asset growth was primarily funded by the 11% increase in deposits to total $257.0 million. The majority of the deposit growth was in the time deposit categories.
Loans past due in excess of 90 days were $170,000 or 0.07% of outstanding loans at December 31, 2003, compared to $187,000 or 0.09% of loans for the prior year. Nonaccrual loans at December 31, 2003 and 2002 totaled $587,000 or 0.25% and $293,000 or 0.13% of total loans, respectively. Net charge-offs for the year ended 2003 were $718,000 versus $417,000 for the prior year; while the allowance for loan losses was 1.48% and 1.54%, respectively, of loans outstanding at December 31, 2003 and 2002.
Summit Financial Corporation stock ended the year at $18.00 per share which represents a 23% increase during 2003. After paying its first cash dividend in December of 2003, the Company ended the year with total equity of $32.2 million, a 12% increase from the prior year end. This represents a total risk-based capital ratio of 13.9% at December 31, 2003. Book value per share was up 10% from December 31, 2002 to end the year at $7.47.

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
	2003	2002	% Change

ASSETS
Cash and due from banks	$9,854	$6,929	42.2%
Interest-bearing bank balances	341	2,176	(84.3%)
Federal funds sold	201	2,491	(91.9%)
Investments available for sale	90,887	63,464	43.2%
Investment in Federal Home Loan Bank and other stock	3,004	2,418	24.2%
Loans, net of unearned income and net of
allowance for loan losses of $3,437 and $3,369	228,365	215,431	6.0%
Premises and equipment, net	4,070	4,197	(3.0%)
Accrued interest receivable	1,505	1,418	6.1%
Other assets	5,694	3,682	54.6%

	$343,921	$302,206	13.8%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$37,037	$33,342	11.1%
Interest-bearing demand	23,542	24,943	(5.6%)
Savings and money market	73,245	73,933	(0.9%)
Time deposits, $100,000 and over	65,200	48,791	33.6%
Other time deposits	57,988	49,506	17.1%

	257,012	230,515	11.5%
Federal Home Loan Bank advances	52,317	40,600	28.9%
Accrued interest payable	841	1,006	(16.4%)
Other liabilities	1,546	1,343	15.1%

	311,716	273,464	14.0%

Shareholders' equity:
Common stock, $1.00 par value; 20,000,000
shares authorized; 4,312,925 and 4,013,486 shares
issued and outstanding	4,313	4,013	7.5%
Additional paid-in capital	25,791	21,322	21.0%
Retained earnings	2,102	2,862	(26.6%)
Accumulated other comprehensive income, net of tax	28	600	(95.3%)
Nonvested restricted stock	(29)	(55)	(47.3%)

Total shareholders' equity	32,205	28,742	12.0%

	$343,921	$302,206	13.8%

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars, except per share data, in thousands)

	For the Year Ended
	December 31,
	2003	2002	% Change

Interest Income:
Loans	$13,996	$14,914	(6.2%)
Taxable investment securities	2,459	1,934	27.1%
Nontaxable investment securities	816	725	12.6%
Federal funds sold	40	80	(50.0%)
Other	134	168	(20.2%)

	17,445	17,821	(2.1%)

Interest Expense:
Deposits	3,550	4,598	(22.8%)
FHLB advances	1,590	1,563	1.7%
Other	16	13	23.1%

	5,156	6,174	(16.5%)

Net interest income	12,289	11,647	5.5%
Provision for loan losses	786	847	(7.2%)

Net interest income after provision for loan losses	11,503	10,800	6.5%

Noninterest Income:
Service charges and fees on deposit accounts	550	553	(0.5%)
Credit card service fees and income	428	450	(4.9%)
Insurance commission fee income	438	587	(25.4%)
Gain on sale of securities	367	117	213.7%
Other income	1,147	964	19.0%

	2,930	2,671	9.7%

Noninterest Expenses:
Salaries, wages and benefits	5,213	5,060	3.0%
Occupancy	666	644	3.4%
Furniture and equipment	647	673	(3.9%)
Other expenses	2,346	2,067	13.5%

	8,872	8,444	5.1%

Income before income taxes	5,561	5,027	10.6%
Income taxes	1,754	1,585	10.7%

Net income	$3,807	$3,442	10.6%

Net income per common share:
Basic	$0.89	$0.82	8.5%
Diluted	$0.79	$0.73	8.2%
Average common shares outstanding:
Basic	4,256,000	4,176,000	2.0%
Diluted	4,842,000	4,744,000	2.1%

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

	For the Year Ended December 31,
	2003	2002	% Change

Return on average assets	1.18%	1.19%	(1%)
Return on average equity	12.46%	13.02%	(4%)
Net interest margin	4.14%	4.38%	(5%)
Risk-based capital ratios:
Total capital	13.87%	13.20%	5%
Tier 1 capital	12.52%	11.95%	5%
Leverage ratio	9.92%	9.70%	2%
Book value	$7.47	$6.82	10%
Allowance for loan losses to loans	1.48%	1.54%	(4%)
Net charge-offs to average loans	0.32%	0.20%	60%

Summit Financial Corporation, www.summit-bank.com , headquartered in Greenville, SC, is the parent holding company for Summit National Bank and Freedom Finance, Inc., a consumer finance company. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services. Freedom Finance specializes in making small dollar installment loans to individuals from 11 branch locations throughout South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended September 30, 2003.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890